Exhibit 99.1

For Immediate Release

APTEVO THERAPEUTICS REPORTS SECOND QUARTER FINANCIAL RESULTS WITH BUSINESS HIGHLIGHTS

SEATTLE, WA – August 12, 2021 – Aptevo Therapeutics Inc. (“Aptevo” or “the Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported its financial results and business highlights for the quarter ended June 30, 2021.

Business Highlights

•

Announced results from the Company's Phase 1 dose escalation trial evaluating lead ADAPTIR candidate, APVO436, for the treatment of acute myeloid leukemia and myelodysplastic syndromes (AML/MDS). Results showed that APVO436 was generally well tolerated and demonstrated a manageable side effect profile. Further, APVO436 showed preliminary single agent activity and an acceptable benefit to risk profile in patients with relapsed, advanced stage AML.

•

Activation of the Company’s Phase 1 dose expansion trial to evaluate APVO436 in adult patients with acute myeloid leukemia (AML) in a multi-center, multi-arm trial using the active recommended Phase 2 dose of 18mcg identified in the dose escalation part of the study.  The expansion trial will include five discreet cohorts of 18 patients each (N=90) who will receive APVO436 in combination and monotherapy.

•	Announced inclusion in the Russell Microcap® Index at the conclusion of the 2021 annual reconstitution. Aptevo's inclusion in the index became effective after US market close on Friday, June 25, 2021.

“The second quarter was an exciting time for Aptevo as we announced results from our APVO436 Phase 1 dose escalation trial in AML/MDS patients, with both encouraging safety results and observed signs of clinical activity.  These results drove the design and activation of the dose expansion part of the trial.  This trial is currently recruiting and we anticipate dosing the first patient soon,” said Marvin White, President and CEO of Aptevo.  He added, “We were also very pleased to be added to the Russell Microcap®, as this is a tangible indicator of our growth in the last year, achieved by a team of professionals who are singularly focused on bringing new therapeutic solutions to patients in need.”

Second Quarter 2021 Financial Results Summary

Cash Position: Aptevo had cash and cash equivalents as of June 30, 2021 totaling $61.7 million, including restricted cash of $1.3 million.  The restricted cash is expected to be released over the next twelve months. Aptevo’s current cash runway is extended through Q3 2022.

Royalty Revenue: Royalty revenue was $3.1 million for the three months ended June 30, 2021, related to the royalty from Pfizer on global net sales of RUXIENCE® (rituximab-pvvr). On March 30, 2021, the Company entered into and closed a royalty purchase agreement (the Royalty Purchase Agreement) with an entity managed by HealthCare Royalty Management, LLC (HCR) pursuant to which the Company sold to HCR the right to receive royalty payments made by Pfizer Inc. (Pfizer) in respect of net sales of RUXIENCE. Due to our continuing involvement under our collaboration and license Agreement with Pfizer we continue to recognize royalty revenue on net sales of RUXIENCE and record the royalty payments to HCR as a reduction of the liability related to the sale of future royalties when paid. As such payments are made to HCR, the balance of the liability related to the sale of future royalties will be effectively repaid over the life of the Royalty Purchase Agreement.  RUXIENCE is a registered trademark of Pfizer.

Research and Development Expenses:  Research and development expenses increased by $0.3 million for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. Research and development expenses increased as we continue to invest in the APVO436 clinical trial and our preclinical candidates, including ALG.APV-527, APVO603 and APVO442.

General and Administrative Expenses: General and administrative expenses increased by $1.3 million for the three months ended June 30, 2021, compared to the three months ended June 30, 2020. This increase was primarily due to higher costs for professional services.

Other Expense, Net: Other expense, net consists primarily of costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other expense, net was $2.3 million for the three months ended June 30, 2021 compared to approximately zero for the three months ended June 30, 2020. The increase in other expense, net is primarily related to interest expense and accrued exit fees for the MidCap Credit Agreement, as well as non-cash interest expense for the HCR Royalty Purchase Agreement.

Discontinued Operations: Income from discontinued operations was $0.1 million for the three months ended June 30, 2021 and there was no income for the three months ended June 30, 2020. For the three months ended June, 2021, we collected a deferred payment of $0.1 million from Medexus related to first quarter 2021 IXINITY sales.

Net Income (Loss): Aptevo’s net loss for the three-month period ended June 30, 2021 was $7.9 million or $1.75 per share, as compared to a net loss of $6.8 million or $2.10 per share for the corresponding period in 2020.

Liability Related to Sale of Future Royalties: We treat the HCR Royalty Purchase Agreement as a debt financing, amortized under the effective interest rate method over the estimated life of the related expected royalty stream. The liabilities related to sale of future royalties and the debt amortization are based on our current estimates of future royalties expected to be paid over the life of the arrangement. To the extent our estimates of future royalty payments are greater or less than previous estimates or the estimated timing of such payments is materially different than previous estimates, we will adjust the effective interest rate and recognize related non-cash interest expense on a prospective basis. We are not obligated to repay the proceeds received under the Royalty Purchase Agreement with HCR.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$60,394	$39,979
Restricted cash - current	1,259	2,555
Royalty receivable	3,110	2,369
Prepaid expenses	936	2,228
Other current assets	66	133
Total current assets	65,765	47,264
Property and equipment, net	2,804	2,815
Operating lease right-of-use asset	2,159	2,722
Other assets	746	746
Total assets	$71,474	$53,547
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$5,196	$5,583
Accrued compensation	1,203	2,757
Liability related to the sale of future royalties, net - short-term	12,810	—
Current portion of loan payable	10,667	5,000
Other current liabilities	988	1,199
Total current liabilities	30,864	14,539
Liability related to the sale of future royalties, net - long-term	20,537	—
Loan payable - long-term	4,323	20,054
Operating lease liability	1,869	2,360
Total liabilities	57,593	36,953

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 4,884,515 and 4,410,909 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	47	46
Additional paid-in capital	214,628	202,154
Accumulated deficit	(200,794)	(185,606)
Total stockholders' equity	13,881	16,594
Total liabilities and stockholders' equity	$71,474	$53,547

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Royalty revenue	3,110	473	5,531	473
Operating expenses:
Research and development	(4,722)	(4,440)	(10,084)	(8,446)
General and administrative	(4,110)	(2,840)	(8,057)	(6,456)
Loss from operations	(5,722)	(6,807)	(12,610)	(14,429)
Other income (expense):
Other income (expense) from continuing operations, net	(2,342)	4	(3,124)	(271)
Loss on extinguishment of debt	—	—	—	(2,104)
Net loss from continuing operations	$(8,064)	$(6,803)	$(15,734)	$(16,804)
Discontinued operations:
Income from discontinued operations	$132	$—	$546	$12,898
Net loss	$(7,932)	$(6,803)	$(15,188)	$(3,906)

Net loss from continuing operations	$(1.78)	$(2.10)	$(3.51)	$(5.14)
Net income from discontinued operations	$0.03	$—	$0.12	$3.95
Basic and diluted net loss per basic share	$(1.75)	$(2.10)	$(3.39)	$(1.19)
Weighted-average shares used to compute per share calculations	4,536,517	3,232,811	4,477,821	3,269,410

About Aptevo Therapeutics

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. The Company's lead clinical candidate, APVO436, and preclinical candidates, ALG.APV-527 and APVO603, were developed based on the Company's versatile and robust ADAPTIR™ modular protein platform technology. APVO442 was developed based on the new ADAPTIR-FLEX™ platform technology. The ADAPTIR and ADAPTIR-FLEX platforms are capable of generating highly differentiated bispecific and multi-specific antibodies with potentially unique mechanisms of action for the treatment of different types of cancer. Aptevo is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on difficult to treat forms of cancer.  For more information, please visit www.aptevotherapeutics.com.

About APVO436

Overexpression of CD123 is the hallmark of many forms of leukemia.  Aptevo’s lead proprietary  drug candidate, APVO436 is a bispecific ADAPTIR that targets CD123 x CD3 and is designed to redirect the immune system of the patient to destroy leukemia cells expressing the target CD123 molecule on their surface.  This antibody-like recombinant protein therapeutic is designed to engage both leukemia cells and T-cells of the immune system and bring them closely together to trigger a rapid and complete destruction of leukemia cells.  APVO436 has been engineered using Aptevo’s proprietary and enabling bioengineering methods and is designed to reduce the likelihood and severity of an unintended and potentially harmful activation of the immune system. APVO436 has been engineered to stay in the blood circulation long enough to locate, bind with and destroy target leukemia cells.  APVO436 has received orphan drug designation (“orphan status”) for AML according to the Orphan Drug Act.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo's expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, advancement of its clinical trials and its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, the accuracy of our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations, and any other statements containing the words “may,” "believes," "expects," "anticipates," “hopes,” "intends," “optimism,” “potential,” “designed,” “engineered,” “breakthrough,” “innovative,” “innovation,” “promising,” "plans," "forecasts," "estimates," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo's current assumptions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo's expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are a number of important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; adverse developments in the U.S. or global capital markets, credit markets or economies generally; and changes in regulatory, social and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the initiation and enrollment of future clinical trials, availability and timing of data from ongoing clinical trials, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, actions of activist stockholders, our ability to enter into agreements with strategic partners and other matters that could affect the availability or commercial potential of the Company's product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the novel coronavirus (referred to as COVID-19). These risks are not exhaustive, Aptevo faces known and unknown risks.  Additional risks and factors that may affect results are set forth in Aptevo's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo's expectations in any forward-looking statement.  Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events or circumstances.

Contact

Investors or Media

Miriam Weber Miller

Head, Investor Relations & Corporate Communications

Email:  millerm@apvo.com or IR@apvo.com

Phone:  (206) 859-6628